Exhibit 99.1

NEWS RELEASE

DEL MONTE FOODS COMPANY REPORTS

RECORD FISCAL 2010 SECOND QUARTER RESULTS

San Francisco, CA – December 3, 2009 – Del Monte Foods Company (NYSE: DLM):

Announcement Highlights

•	Second quarter net sales growth of 6.4% driven primarily by solid unit volume gains coupled with fiscal 2009 pricing actions net of elasticity.

•	Second quarter EPS of $0.31 (including $0.05 of debt refinancing costs), increased significantly from second quarter fiscal 2009 EPS of $0.14.

•	Company updates F10 guidance:

o	Diluted EPS from continuing operations is now expected to be $0.93-$0.97 (which includes $0.05 of debt refinancing costs incurred to date), compared to prior expectations of $0.88-$0.92.

o	Cash from operations less cash from investing is now expected to be $195-$205 million, compared to prior expectations of $180-$190 million.

o	Net sales growth is maintained at 4%-6% above F09 net sales of $3.6 billion.

Del Monte Foods Second Quarter Results

Del Monte Foods today reported net sales for the second quarter fiscal 2010 of $958.9 million compared to $901.0 million last year, an increase of 6.4%. Income from continuing operations was $62.6 million, or $0.31 earnings per share from continuing operations (EPS), compared to $27.3 million, or $0.14 EPS in the previous year. Results for the second quarter fiscal 2010 include pretax costs of ~$17 million ($0.05 EPS) related to the Company’s recently closed notes offering and tender offer.

“Our second quarter earnings reflect strong volume and pricing-driven topline growth, significantly improved margins and a second consecutive quarter of record earnings,” said Richard G. Wolford, Chairman and CEO of Del Monte Foods. “These results are a reflection of the momentum generated through the successful execution of our Accelerated Growth Plan. This strategy is targeted to increase marketing investment behind our core brands and to offset costs through pricing actions and productivity initiatives. In the second quarter, we successfully executed against these strategic objectives, including increasing our marketing investment by over 30% and generating $20 million in productivity savings. As we enter the holiday season, we are pleased with the early look at our developing merchandising initiatives and the execution of our promotional and pricing strategy. Based on the strong first half performance and lower expected full year costs, we are increasing our EPS target range for fiscal 2010. We are also increasing our long term operating margin expectations as we view fiscal 2010 as a new base for Del Monte from which we will continue to execute against our Accelerated Growth Plan to drive long-term value for our shareholders.”

The 6.4% increase in net sales for the quarter reflects strong topline growth driven primarily by strong unit volume gains from existing products in Consumer Products, as well as the benefit of fiscal 2009 pricing actions partially offset by the impact of elasticity (the volume decline associated with price increases). New product volume growth (primarily in Consumer Products) also benefited the topline.

Second quarter EPS of $0.31 was up $0.17 from second quarter fiscal 2009 EPS of $0.14 reflecting the strength of the topline, as well as lower costs (primarily relating to productivity savings and lower transportation-related and Pet ingredient costs), partially offset by an increase in marketing costs consistent with the Company’s Accelerated Growth Plan. The absence of fiscal 2009 hedge losses also contributed positively to EPS. A higher tax rate on higher earnings, higher interest expense (driven by $0.05 of debt refinancing costs relating to the Company’s recently closed notes offering and tender offer) and higher G&A expense (primarily employee-related costs) negatively impacted EPS.

Reportable Segments – Second Quarter Results

Consumer Products

For the second quarter, Consumer Products net sales were $536.8 million, an increase of 9.1% over net sales of $491.9 million in the prior year period. The increase in Consumer Products net sales was driven primarily by strong unit volume growth from existing products (primarily in vegetables). New product volume, primarily from Del Monte Packaged Produce items, also benefited the topline. The benefit of fiscal 2009 pricing actions was largely offset by elasticity, as expected.

Consumer Products operating income increased 58.3% from $45.8 million in the second quarter fiscal 2009 to $72.5 million in the second quarter fiscal 2010 driven primarily by the positive impact of the topline and lower costs as well as favorable mix. Higher marketing costs behind Del Monte (“Value without Sacrifices” campaign) and College Inn (“Meals that Matter” campaign) impacted the quarter.

Pet Products

For the second quarter, Pet Products net sales were $422.1 million, an increase of 3.2% over net sales of $409.1 million in the prior year period. The increase in Pet Products net sales was driven primarily by the benefit of fiscal 2009 pricing actions, partially offset by elasticity, which was largely as anticipated. Unit volume from existing products (which excludes the impact of elasticity) was essentially flat, reflecting the Company’s decision not to repeat certain dog food promotions that were in place in the prior year as well as a fiscal 2010 shift in promotional timing in pet snacks from the second quarter to the third quarter.

Pet Products operating income increased 85.6% from $45.7 million in second quarter fiscal 2009 to $84.8 million in second quarter fiscal 2010 reflecting the positive impact of pricing and lower costs as well as favorable mix. Higher marketing costs primarily behind Milk-Bone and Pup-Peroni media campaigns impacted the quarter.

Second Quarter EPS

Q2A
Fiscal 2010	$0.31
Includes:
Costs related to 7 1/ 2% notes offering and 8 5/8% tender offer	($0.05)

Fiscal 2009	$0.14

Del Monte Foods Six Months Ended November 1, 2009 Results

The Company reported net sales for the first half of fiscal 2010 of $1,772.6 million compared to $1,627.2 million last year, an increase of 8.9%. Income from continuing operations was $121.5 million, or $0.61 EPS, compared to $19.3 million, or $0.10 EPS in the previous year. Results for the six months ended November 1, 2009 include pre-tax costs of ~$17 million ($0.05 EPS) relating to the Company’s recently closed notes offering and tender offer.

The 8.9% increase in net sales was driven primarily by strong base unit volume gains across the portfolio, as well as the benefit of fiscal 2009 pricing actions partially offset by the impact of elasticity. New product volume growth (primarily in Consumer Products) also benefited the topline.

First half EPS of $0.61 increased $0.51 from first half fiscal 2009 EPS of $0.10. The significant increase was driven primarily by the benefit of pricing, as well as lower costs (primarily relating to productivity savings and lower transportation-related and Pet ingredient costs), partially offset by an increase in marketing costs consistent with the Company’s Accelerated Growth Plan. Significantly lower fiscal 2009 hedge losses also contributed positively to EPS. A higher tax rate on higher earnings, higher interest expense (driven by $0.05 of debt refinancing costs relating to the Company’s recently closed notes offering and tender offer), and higher G&A costs negatively impacted EPS.

First Half EPS

Q1 + Q2A
Fiscal 2010	$0.61
Includes:
Costs related to 7 1/ 2% notes offering and 8 5/8% tender offer	($0.05)

Q1 + Q2A
Fiscal 2009	$0.10

Outlook

Fiscal 2010

For fiscal 2010, the Company is maintaining its net sales growth target of 4% to 6% over fiscal 2009 net sales of $3,626.9 million reflecting balanced growth across the Consumer and Pet businesses.

The Company is increasing its target for fiscal 2010 diluted EPS from continuing operations to $0.93 to $0.97, which includes $0.05 relating to the recently closed 7 1/2% notes offering and 8 5/8% notes tender offer, but does not include the impact of a refinancing of the Company’s senior credit facility.1 This compares to its previous EPS target of $0.88 to $0.92 (which did not include the $0.05 relating to the recently closed 7 1/2% notes offering and 8 5/8% notes tender offer). This EPS target reflects lower expected operating costs as well as marketing investment that is now expected to increase 55% to 65% over fiscal 2009 levels, compared to prior expectations for 40% to 50% growth. The Company reported $0.74 diluted EPS from continuing operations in fiscal 2009.

Fiscal 2010 EPS Guidance1

	Full Year
	F10 Guidance	F09A
	$0.93 - $0.97	$0.74
Includes:
Costs related to 7 1/ 2% notes offering and 8 5/8% notes tender offer	($0.05)	—

1 Within the next 6 months, the Company expects to pursue a refinancing of its senior credit facility. The Company currently estimates that fees and expenses related to a refinancing of its debt under its senior credit facility would impact GAAP EPS by approximately $0.07 to $0.09 in the year of the transaction. Although the Company is currently targeting F10, the timing of such action is subject to market and other conditions and could be in either F10 or F11 and accordingly such estimated fees and expenses are not included in our F10 guidance.

In fiscal 2010, the Company now expects cash provided by operating activities, less cash used in investing activities to be approximately $195 to $205 million, compared to previous expectations of $180 to $190 million. Adjusted cash flow2 for fiscal 2009 was $167 million. Cash provided by operating activities, less cash used in investing activities, was $478 million for fiscal 2009 and is inclusive of the proceeds from the sale of the seafood business, including StarKist.

2 Del Monte defines cash flow as cash from operating activities, less cash used in investing activities. Del Monte also uses adjusted cash flow as a financial measure which, in general, excludes the impact of large acquisitions or divestitures on the consolidated statement of cash flows for the period. Adjusted cash flow for F09 excludes approximately $310 million relating to the sale of the seafood business, including StarKist.

Webcast Information

Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss its fiscal 2010 second quarter results and fiscal 2010 outlook at 7:00 a.m. PT (10:00 a.m. ET) today. To access the live webcast and slides, go to http://investors.delmonte.com. Under Events, click Q2 2010 Del Monte Foods Earnings Conference Call. Printable slides are expected to be available in advance of the call. Historical quarterly results can be accessed at http://investors.delmonte.com. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1-888-788-9432 (1-210-795-9068 outside the U.S. and Canada), verbal code: Del Monte Foods. The webcast and slide presentation will be available online following the presentation.

About Del Monte Foods

Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, generating approximately $3.6 billion in net sales in fiscal 2009. With a powerful portfolio of brands including Del Monte®, S&W®, Contadina®, College Inn®, Meow Mix®, Kibbles ‘n Bits®, 9Lives®, Milk-Bone®, Pup-Peroni®, Meaty Bone®, Snausages® and Pounce®, Del Monte products are found in eight out of ten U.S. households. The Company also produces, distributes and markets private label food and pet products. For more information on Del Monte Foods Company (NYSE: DLM) visit the Company’s website at www.delmonte.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day.TM

Non-GAAP Financial Measures

Del Monte Foods Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). In this press release and the accompanying webcast, Del Monte is also providing certain non-GAAP financial measures of cash flow. The non-GAAP cash flow measures that the Company is using to compare its fiscal 2009 results to its fiscal 2010 guidance exclude the impact of the sale of the seafood business (including Starkist) on the fiscal 2009 consolidated statement of cash flows. Del Monte internally uses cash flow, which it defines as cash provided by operating activities less cash used in investing activities, as a financial measure. Additionally, Del Monte uses adjusted cash flow as a financial measure to compare its fiscal 2010 guidance to its fiscal 2009 cash flow or to otherwise compare cash flow year-over-year. Del Monte uses this non-GAAP financial measure internally to benchmark its performance period-to-period and believes this information is also helpful to investors. When looking internally at year-over-year changes in cash flow, the Company generally excludes the impact on the period’s consolidated statement of cash flows of large acquisition or divestiture transactions, such as the fiscal 2009 divestiture of the seafood business, the fiscal 2007 acquisitions of Meow Mix and Milk-Bone and the fiscal 2006 divestiture of its soup and infant feeding businesses, and generally provides year-over-year comparisons on the same basis. The Company cautions investors that the non-GAAP financial measures presented are intended to supplement the Company’s GAAP results and are not a substitute for such results. Additionally, the Company cautions investors that the non-GAAP financial measures used by Del Monte may differ from the non-GAAP measures used by other companies.

Del Monte Foods Company

Reconciliations of Non-GAAP Financial Measures

(in millions)

	Fiscal Year
	2010E	2009
Net cash provided by operating activities, as reported (GAAP)	$295-300	$200.6

Net cash provided by (used in) investing activities, as reported (GAAP)	(95-100)	277.1

Cash flow	195-205	477.7

Cash flow impact of large acquisition (divestiture) transactions[1]	—	(310.5)

Cash flow, as adjusted	$195-205	$167.2

1Cash flow impact of large divestiture transactions consists of:

Fiscal Year
2009
Net proceeds from disposal of assets (large divestiture)	$365.8
Restricted cash related to mandatory debt prepayments, resulting from large divestiture transaction	—
Working capital reflected in purchase price proceeds due to timing of closing	(23.0)
Cash tax payments related to asset sale paid during the period	(32.3)

$310.5

Forward-Looking Statements

This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to future financial operating results and related matters, including the expected impact of the Accelerated Growth Plan strategy and its related initiatives (including pricing, productivity savings and investment), expected costs, and the estimated impact of a refinancing of the Company’s senior credit facility.

Factors that could cause actual results to differ materially from those described in this press release include, among others: competition, including pricing and promotional spending levels by competitors; our ability to maintain or increase prices and persuade consumers to purchase our branded products versus lower-priced branded and private label offerings; shifts in consumer purchases to lower-priced or other value offerings, particularly during economic downturns; our ability to implement productivity initiatives to control or reduce costs; our debt levels and ability to refinance, service or reduce our debt and comply with covenants;

disruptions in the financial markets; the failure of the financial institutions that are part of the syndicate of our revolving credit facility to extend credit to us; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, fruits, vegetables, tomatoes, grains (including corn), sugar, spices, meats, meat by-products, soybean meal, fats, oils and chemicals; logistics and other transportation-related costs; sufficiency and effectiveness of marketing and trade promotion programs; our ability to launch new products and anticipate changing consumer and pet preferences; performance of our pet products business and produce sales; our ability to maintain or grow revenues or reduce overhead costs, particularly in connection with any termination of the Operating Services Agreement, dated as of October 6, 2008, between DMC and Starkist Co.; product distribution; the loss of significant customers or a substantial reduction in orders from these customers or the financial difficulties, bankruptcy or other business disruption of any such customer; industry trends, including changes in buying, inventory and other business practices by customers; hedging practices and the financial health of the counterparties to our hedging programs; currency and interest rate fluctuations; pension costs and funding requirements; impairments in the carrying value of goodwill or other intangible assets; transformative plans; adverse weather conditions, natural disasters, pestilences and other natural conditions that affect crop yields or other inputs or otherwise disrupt operations; contaminated ingredients; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; reliance on certain third parties, including co-packers, our broker, and third-party distribution centers or managers; any disruption to our manufacturing and distribution, particularly any disruption in or shortage of seasonal pack; changes in, or the failure or inability to comply with U.S., foreign and local governmental regulations, including environmental regulations and import/export regulations or duties; protecting our intellectual property rights or intellectual property infringement or violation claims; failure of our information technology systems; any accelerated departure from Terminal Island, CA; acquisitions, if any, including identification of appropriate targets and successful integration of any acquired businesses; general economic and business conditions; and other factors.

Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

Under the Company’s $200 million, three-year stock repurchase authorization, repurchases of the Company’s common stock may be made from time to time through a variety of methods, including open market purchases, privately negotiated transactions, and block transactions. Del Monte Foods Company has no obligation to repurchase shares under the authorization and currently does not intend to repurchase shares under this authorization in fiscal 2010. The Company may resume repurchases at any time and, subsequently, may suspend or discontinue repurchases at any time.

Our declaration of future dividends, if any, is subject to final determination by our Board of Directors each quarter after its review of our then-current strategy, applicable debt covenants, and financial performance and position, among other things.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(in millions, except per share data)

	Three Months Ended		Six Months Ended
	November 1, 2009	October 26, 2008	November 1, 2009	October 26, 2008
	(Unaudited)
Net sales	$958.9	$901.0	$1,772.6	$1,627.2
Cost of products sold	649.7	666.5	1,203.5	1,233.3

Gross profit	309.2	234.5	569.1	393.9
Selling, general and administrative expense	168.6	155.0	307.6	301.1

Operating income	140.6	79.5	261.5	92.8
Interest expense	41.0	30.1	65.2	57.7
Other expense	0.8	12.0	2.7	10.9

Income from continuing operations before income taxes	98.8	37.4	193.6	24.2
Provision for income taxes	36.2	10.1	72.1	4.9

Income from continuing operations	62.6	27.3	121.5	19.3
Income (loss) from discontinued operations before income taxes	(0.1)	42.7	(0.5)	39.7
Provision (benefit) for income taxes	(0.1)	19.6	(0.2)	18.7

Income (loss) from discontinued operations	—	23.1	(0.3)	21.0

Net income	$62.6	$50.4	$121.2	$40.3

Earnings per common share
Basic:
Basic Average Shares	198.8	198.2	198.6	197.9
EPS - Continuing Operations	$0.31	$0.14	$0.61	$0.10
EPS - Discontinued Operations	—	0.11	—	0.10

EPS - Total	$0.31	$0.25	$0.61	$0.20

Diluted:
Diluted Average Shares	202.2	198.6	200.6	198.5
EPS - Continuing Operations	$0.31	$0.14	$0.61	$0.10
EPS - Discontinued Operations	—	0.11	(0.01)	0.10

EPS - Total	$0.31	$0.25	$0.60	$0.20

Del Monte Foods Company – Selected Financial Information

Net Sales by Segment

(in millions)

	Three Months Ended		Six Months Ended
Net Sales:	November 1, 2009	October 26, 2008	November 1, 2009	October 26, 2008
	(Unaudited)		(Unaudited)
Consumer Products	$536.8	$491.9	$938.2	$875.4
Pet Products	422.1	409.1	834.4	751.8

Total company	$958.9	$901.0	$1,772.6	$1,627.2

Operating Income by Segment

(in millions)

	Three Months Ended		Six Months Ended
Operating Income:	November 1, 2009	October 26, 2008	November 1, 2009	October 26, 2008
	(Unaudited)		(Unaudited)
Consumer Products	$72.5	$45.8	$104.6	$55.6
Pet Products	84.8	45.7	187.6	61.1
Corporate (a)	(16.7)	(12.0)	(30.7)	(23.9)

Total company	$140.6	$79.5	$261.5	$92.8

(a)	Corporate represents expenses not directly attributable to reportable segments.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in millions, except per share data)

	November 1, 2009	May 3, 2009
	(Unaudited)	(derived from audited financial statements)
ASSETS
Cash and cash equivalents	$18.9	$142.7
Trade accounts receivable, net of allowance	247.7	188.5
Inventories	1,102.0	677.4
Prepaid expenses and other current assets	128.3	138.6

TOTAL CURRENT ASSETS	1,496.9	1,147.2

Property, plant and equipment, net	642.6	642.6
Goodwill	1,337.7	1,337.7
Intangible assets, net	1,166.1	1,171.5
Other assets, net	27.1	22.3

TOTAL ASSETS	$4,670.4	$4,321.3

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$640.7	$472.4
Short-term borrowings	64.3	2.3
Current portion of long-term debt	147.9	32.3

TOTAL CURRENT LIABILITIES	852.9	507.0

Long-term debt	1,395.9	1,525.9
Deferred tax liabilities	405.8	390.5
Other non-current liabilities	282.3	291.4

TOTAL LIABILITIES	2,936.9	2,714.8

Stockholders’ equity:
Common stock ($0.01 par value per share, shares authorized:
500.0; 215.5 issued and 198.2 outstanding at November 1, 2009 and 215.1 issued and 197.7 outstanding at May 3, 2009)	2.2	2.1
Additional paid-in capital	1,060.3	1,047.5
Treasury stock, at cost	(183.1)	(183.1)
Accumulated other comprehensive income (loss)	(25.7)	(38.4)
Retained earnings	879.8	778.4

TOTAL STOCKHOLDERS’ EQUITY	1,733.5	1,606.5

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,670.4	$4,321.3

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in millions)

	Six Months Ended
	November 1, 2009	October 26, 2008
	(Unaudited)
OPERATING ACTIVITIES:
Net income	$121.2	$40.3
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	49.4	52.1
Deferred taxes	24.3	0.2
Write off of debt issuance cost and loss on debt refinancing	16.6	—
(Gain) loss on asset disposals	0.6	(27.6)
Stock compensation expense	7.1	5.5
Other non-cash items, net	4.5	(2.6)
Changes in operating assets and liabilities	(311.1)	(344.7)

NET CASH USED IN OPERATING ACTIVITIES	(87.4)	(276.8)

INVESTING ACTIVITIES:
Capital expenditures	(45.7)	(39.9)
Net proceeds from disposal of assets	—	347.0

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(45.7)	307.1

FINANCING ACTIVITIES:
Proceeds from short-term borrowings	143.0	389.1
Payments on short-term borrowings	(81.0)	(99.6)
Proceeds from long-term debt	442.3	—
Principal payments on long-term debt	(456.7)	(320.8)
Payments of debt-related costs	(24.4)	—
Dividends paid	(17.8)	(15.8)
Issuance of common stock	2.8	2.1
Excess tax benefits from stock-based compensation	0.6	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	8.8	(45.0)

Effect of exchange rate changes on cash and cash equivalents	0.5	(0.6)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(123.8)	(15.3)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	142.7	25.7

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$18.9	$10.4

CONTACTS:

Media Contact Brandy Bergman/Robin Weinberg Sard Verbinnen (212) 687-8080	Analyst/Investor Contact Jennifer Garrison Del Monte Foods (415) 247-3382 investor.relations@delmonte.com